Exhibit 99

1927 Hillgreen Drive Katy, TX 77494 Tel: 713-882-9598 www.mireandassociates.com

February 4, 2014

Rockdale Resources Corporation
5114 Balcones Woods Dr., Suite 307-511
Austin, TX 78759

ATTN: Mr. Marc Spezialy

SUBJECT: SEC RESERVES EVALUATION

Mr. Spezialy,

Mire and Associates, Inc. (MAI) has evaluated the proved and probable reserves as of December 31, 2013 for the Rockdale Resources Corporation (Rockdale) interest in selected oil properties. Reserves and cash flows were generated for the Rockdale interests using SEC pricing ($93.42/ barrel and $3.67/ MMBTU). These estimates were done as per the Securities and Exchange Commission's standards as described in the December 2008 amendment of Section 210.4-10 of Regulation S - X. This report is provided to Rockdale Resources Corporation to satisfy the requirements contained in Item 1202(a)(8) of U.S. Securities and Exchange Commission Regulation S-K.

As of December 31, 2013 we estimate Rockdale's net proved and probable reserves to be about 656,700 barrels of oil (656.7 MBO). Projected future cash flows show a discounted net present value (NPV10%) of $19,169,700. Rockdale's net proved reserves are estimated to be 226,600 barrels of oil (226.6 MBO) and projected future cash flows indicate a discounted net present value of (NPV10%) of $7,966,600.

Discussion

The Rockdale properties consist of producing and undeveloped reserves in the Minerva-Rockdale Field located in Milam County, Texas. We evaluated the properties and a summary of the reserves and value by reserves class and category is shown in the following table.

Rockdale Reserves Evaluation	Page 2

Rockdale Resources Corporation Reserves & value summary as of December 31, 2013
	Net Reserves		Net Revenue $M			Net $M
Reserve type	Oil MBO	Gas MMCF	Total	Oil	Gas	Exp & Tax	Invest	Cashflow	NPV(10)

Proved
Producing	29.9	-	2,789.3	2,789.3	-	1,515.1	-	1,274.2	975.7
Undeveloped	196.7	-	18,379.4	18,379.4	-	5,535.0	2,060.1	10,784.3	6,990.9
Total Proved	226.6	-	21,168.7	21,168.7	-	7,050.2	2,060.1	12,058.5	7,966.6

Probable
Non-Producing	14.7	-	1,374.6	1,374.6	-	267.1	-	1,107.5	370.1
Undeveloped	415.3	-	38,800.5	38,800.5	-	12,894.3	2,180.0	23,726.1	10,833.1
Total Probable	430.0	-	40,175.0	40,175.0	-	13,161.5	2,180.0	24,833.6	11,203.2

Grand Total	656.7	-	61,343.8	61,343.8	-	20,211.6	4,240.1	36,892.1	19,169.7

Method of appraisal

The purpose of this report is to estimate oil and gas reserves for Rockdale Resources Corporation using industry standard assumptions and methods. Significant data was collected and examined using offset analogy, volumetric calculations and decline curve analysis. Offset production, logs, maps, analog information and accounting statements were all studied.

The properties have been evaluated on the basis of future net cash flow or income. This income will accrue to the appraised interest as the wells are produced to their economic limits. The future net income has also been shown discounted at ten (10%) percent to determine its present worth as required by Regulation S - X.

Economic assumptions

For the cash flow analysis an oil price of $93.42 per barrel and a gas price of $3.67 per MMBtu were used as per SEC pricing guidelines for 2013. Local field price differentials were applied. These prices were held constant (no escalations).

Operating expense data were supplied by Rockdale for the properties. MAI analyzed these expenses and average values were included in our cash flows. These expenses were held constant through the life of the properties (no escalations). Lease restoration and well abandonment costs are not included in our analysis as the equipment salvage value should cover these costs.

Reserves determination

Reserves were estimated for the wells by using engineering and geologic methods widely accepted in the industry. For the producing reservoirs, performance methods were used to estimate reserves.

Rockdale Reserves Evaluation	Page 3

Extrapolations were made of various historical data including oil, gas and water production and pressure data. For undrilled reservoirs we used volumetric calculations or offset analogy analysis.

Mire & Associates, Inc. have made use of all data, appropriate methods, and procedures that are needed to prepare this report according to SEC regulation S-X Section 210.4-10 as amended on December 2008. All estimates are a function of the quality of the available data and are subject to the existing economic conditions, operating methods, and government regulations in effect at the time of the report. The reserves presented in this report are estimates only and should not be interpreted as being exact amounts. Actual volumes recovered could be higher or lower than estimated.

Not only are such reserves and revenue estimates based on that information which is currently available, but such estimates are also subject to the uncertainties inherent in the application of judgmental factors in interpreting such information. New regulations could have an adverse effect on the reserves calculated in this report. Importantly changes to regulations on water disposal or well re-injection could significantly decrease or eliminate this report's proved reserves.

Titles to the evaluated property have not been examined or independently confirmed. The data used in this evaluation was supplied by Rockdale or was obtained from public sources.

Kurt Mire supervised or performed all of the relevant technical work during the creation of this report. He is a licensed petroleum engineer and officer of Mire & Associates, Inc., a Texas company. Kurt Mire has a B.S. degree in Petroleum Engineering from the University of Louisiana at Lafayette. He has 30 years of experience in creating reserve reports and completing reserves analysis for conventional and unconventional fields in the United States.

In my opinion the reserve estimates presented in this report are reasonable and were made with generally accepted engineering and evaluation principles. The Economic Summary Projection tables for each reserves category are attached. Thanks for letting us help with this.

Sincerely,

Kurt Mire, P.E.
Petroleum Engineering Consultant

Date: 02/04/2014 3:54:04 PM	ECONOMIC SUMMARY PROJECTION	Total
Partner: All Cases	Rockdale Evaluation
All Cases
Discount Rate: 10.00
As of: 01/01/2014

Est. Cum Oil (Mbbl): Est. Cum Gas (MMcf): Est. Cum Water (Mbbl):			6.02 0.00 0.00	ROCKDALE RESOURCES INTEREST - SEC RESERVES EVALUATION SEC PRICES $93.42 OIL & $3.67 GAS
		Oil	Gas	Oil	Gas	Oil	Gas	Oil & Gas	Misc.	Costs	Taxes	Invest.	Non Disc. GF	Cum
		Gross	Gross	Net	Net	Price	Price	Rev. Net	Rev. Net	Net	Net	Net	Annual	Disc. CF
Year		(Mbbl)	(MMcf)	(Mbbl)	(MMcf)	($/bbl)	($/Mcf)	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)
2014		26.65	0.00	22.21	0.00	93.42	0.00	2,074.99	0.00	169.62	147.32	1,515.10	242.95	208.57
2015		55.00	0.00	45.84	0.00	93.42	0.00	4,282.11	0.00	330.00	304.03	1,308.00	2,340.08	2,223.40
2016		74.20	0.00	61.83	0.00	93.42	0.00	5,776.38	0.00	462.00	410.12	1,308.00	3,596,25	5,046.91
2017		74.33	0.00	61.94	0.00	93.42	0.00	5,786.53	0.00	540.00	410.84	109.00	4,726.69	8,437.11
2018		59.85	0.00	49.87	0.00	93.42	0.00	4,659.02	0.00	538.00	330.79	0.00	3,790.23	10,910.49
2019		49.83	0.00	41.53	0.00	93.42	0.00	3,879.46	0.00	528.00	275.44	0.00	3,076.02	12,735.08
2020		42.62	0.00	35.52	0.00	93.42	0.00	3,318.12	0.00	528.00	235.59	0.00	2,554.54	14,112.31
2021		36.93	0.00	30.78	0.00	93.42	0.00	2,875.11	0.00	528.00	204.13	0.00	2,142.97	15,162.40
2022		32.56	0.00	27.14	0.00	93.42	0.00	2,535.10	0.00	518.00	179.99	0.00	1,837.10	15,980.71
2023		29.05	0.00	24.21	0.00	93.42	0.00	2,261.68	0.00	516.00	160.58	0.00	1,585.10	16,622,61
2021		26.24	0.00	21.87	0.00	93.42	0.00	2,042.74	0.00	516.00	145.03	0.00	1,381.70	17,131.22
2025		23.76	0.00	19.80	0.00	93.42	0.00	1,849.98	0.00	516.00	131.35	0.00	1,202.63	17,533.61
2026		21.73	0.00	18.11	0.00	93.42	0.00	1,691.98	0.00	510.00	120.13	0.00	1,061.85	17,856.55
2027		20.00	0.00	16.66	0.00	93.42	0.00	1,556.80	0.00	504.00	110.53	0.00	942.27	18,117.12
2028		18.55	0.00	15.45	0.00	93.42	0.00	1,443.75	0.00	504.00	102.51	0.00	837.25	18,327.59

Rem.		196.66	0.00	163.88	0.00	93.42	0.00	15,310.04	0.00	8,648.59	1,087.01	0.00	5,574.44	842.12
Total	49.5	787.97	0.00	656.65	0.00	93.42	0.00	61,343.78	0.00	15,856.20	4,355.41	4,240.10	36,892.07	19,169.71
Ult.		794.00	0.00

Eco. Indicators
Return on Investment, (disc) :	6.178	Present Worth Profile (M$)
Return an Investment (undisc) :	9.701	PW	5.00%:	25,587.80	PW	20.00%:	12,292.05
Years to Payout :	1.72	PW	8.00%:	21,364.10	PW	30.00%:	8,733.50
Internal Rate of Return (%) :	>1000	PW	10.00%:	19,169.71	PW	40.00%:	6,596.73
		PW	12.00%:	17,335.46	PW	50.00%:	5,193.09
		PW	15.00%:	15,091.25	PW	60.00%:	4,213.29

TRC Standard Eco.rpt	1

Date: 02/04/2014 3:54:04 PM	ECONOMIC SUMMARY PROJECTION	Total
Partner: All Cases	Rockdale Evaluation
All Cases
Discount Rate: 10.00
As of: 01/01/2014

Est. Cum Oil (Mbbl): Est. Cum Gas (MMcf): Est. Cum Water (Mbbl):			6.02 0.00 0.00	ROCKDALE RESOURCES INTEREST - SEC RESERVES EVALUATION SEC PRICES $93.42 OIL & $3.67 GAS								Proved Rsv Class
		Oil	Gas	Oil	Gas	Oil	Gas	Oil & Cas	Misc.	Costs	Taxes	Invest.	Non Disc. CF	Cum
		Gross	Gross	Net	Net	Price	Price	Rev. Net	Rev. Net	Net	Net	Net	Annual	Disc. CF
Year		(Mbbl)	(MMcf)	(Mbbl)	(MMcf)	($/bbl)	($/Mcf)	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)
2014		25.93	0.00	21.61	0.00	93.42	0.00	2,018.51	0.00	169.62	143.31	1,515.10	190.48	159.43
2015		45.31	0.00	37.76	0.00	93.42	0.00	3,527.19	0.00	302.00	250.43	545.00	2,429.76	2,253.66
2016		34.82	0.00	29.01	0.00	93.42	0.00	2,710.45	0.00	300.00	192.44	0.00	2,218.01	4,006.55
2017		26.50	0.00	22.09	0.00	93.42	0.00	2,063.36	0.00	300.00	146 50	0.00	1,616.86	5,167.73
2018		21.03	0.00	17.52	0.00	93.42	0.00	1,637.02	0.00	298.00	116.23	0.00	1,222.79	5,965.90
2019		17.17	0.00	14.31	0.00	93.42	0.00	1,336.42	0.00	288.00	94.89	0.00	953.54	6,531.71
2020		14.37	0.00	11.97	0.00	93.42	0.00	1,118.36	0.00	288.00	79.40	0.00	750.95	6,936.75
2021		12.17	0.00	10.14	0.00	93.42	0.00	947.51	0.00	288.00	67.27	0.00	592.24	7,227.09
2022		10.49	0.00	8.75	0.00	93.42	0.00	816.98	0.00	278.00	58.01	0.00	480.98	7,441.42
2023		9.16	0.00	7.63	0.00	93.42	0.00	713.07	0.00	276.00	50.63	0.00	386.44	7,597.99
2024		8.10	0.00	6.75	0.00	93.42	0.00	630.44	0.00	276.00	44.76	0.00	309.68	7,712.06
2025		7.18	0.00	5.99	0.00	93.42	0.00	559.29	0.00	276.00	39.71	0.00	243.58	7,793.62
2026		6.44	0.00	5.37	0.00	93.42	0.00	501.45	0.00	270.00	35.60	0.00	195.84	7,853.19
2027		5.81	0.00	4.85	0.00	93.42	0.00	452.62	0.00	264.00	32.14	0.00	156.49	7,896.51
2028		5.29	0.00	4.41	0.00	93.42	0.00	412.07	0.00	264.00	29.26	0.00	118.81	7,926.41

Rem.		22.15	0.00	18.45	0.00	93.42	0.00	1,723.99	0.00	1,409.57	122.40	0.00	192.02	40.14
Total	35.3	271.92	0.00	226.60	0.00	93.42	0.00	21,168.74	0.00	5,547.19	1,502.98	2,060.10	12,058.47	7,966.55
Ult.		277.93	0.00

Eco. Indicators
Return on Investment, (disc) :	5.119	Present Worth Profile (M$)
Return an Investment (undisc) :	6.853	PW	5.00%:	9,645.97	PW	20.00%:	5,810.71
Years to Payout :	1.13	PW	8.00%:	8,571.95	PW	30.00%:	4,501.84
Internal Rate of Return (%) :	909.79	PW	10.00%:	7,966.55	PW	40.00%:	3,630.05
		PW	12.00%:	7,432.39	PW	50.00%:	3,011.20
		PW	15.00%:	6,740.41	PW	60.00%:	2,551.22

TRC Standard Eco.rpt	2

Date: 02/04/2014 3:54:04 PM	ECONOMIC SUMMARY PROJECTION	Total
Partner: All Cases	Rockdale Evaluation
All Cases
Discount Rate: 10.00
As of: 01/01/2014

Est. Cum Oil (Mbbl): Est. Cum Cas (MMcf): Est. Cum Water (Mbbl):			0.01 0.00 0.00	ROCKDALE RESOURCES INTEREST - SEC RESERVES EVALUATION SEC PRICES $93.42 OIL & $3.67 GAS								Probable Rsv Class
		Oil	Gas	Oil	Gas	Oil	Gas	Oil & Cas	Misc.	Costs	Taxes	Invest.	Non Disc. CF	Cum
		Gross	Gross	Net	Net	Price	Price	Rev. Net	Rev. Net	Net	Net	Net	Annual	Disc. CF
Year		(Mbbl)	(MMcf)	(Mbbl)	(MMcf)	($/bbl)	($/Mcf)	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)	(M$)
2014		0.73	0.00	0.60	0.00	93.42	0.00	56.49	0.00	0.00	4.01	0.00	52.48	49.14
2015		9.70	0.00	8.08	0.00	93.42	0.00	754.91	0.00	28.00	53.60	763.00	-89.69	-30.26
2016		39.38	0.00	32.82	0.00	93.42	0.00	3,065.93	0.00	162.00	217.68	1,308,00	1,378.24	1,040.36
2017		47.82	0.00	39.85	0.00	93.42	0.00	3,723.17	0.00	240.00	264.35	109.00	3,109.83	3,269.37
2018		38.82	0.00	32.35	0.00	93.42	0.00	3,022.00	0.00	240.00	214.56	0.00	2,567.44	4,944.59
2019		32.67	0.00	27.22	0.00	93.42	0.00	2,543.04	0.00	240.00	180.56	0.00	2,122.48	6,203.36
2020		28.26	0.00	23.55	0.00	93.42	0.00	2,199.77	0.00	240.00	156.18	0.00	1,803.58	7,175.55
2021		24.76	0.00	20.63	0.00	93.42	0.00	1,927.60	0.00	240.00	136 86	0.00	1,550.74	7,935.31
2022		22.07	0.00	18.39	0.00	93.42	0.00	1,718.11	0.00	240.00	121 99	0.00	1,356.13	8,539.30
2023		19.89	0.00	16.58	0.00	93.42	0.00	1,548.62	0.00	240.00	109.95	0.00	1,198.66	9,024.62
2021		18.14	0.00	15.12	0.00	93.42	0.00	1,412.30	0.00	240.00	100.27	0.00	1,072.02	9,419.16
2025		16.58	0.00	13.82	0.00	93.42	0.00	1,290.69	0.00	240.00	91.64	0.00	959.05	9,739.99
2026		15.29	0.00	12.74	0.00	93.42	0.00	1,190.53	0.00	240.00	84,53	0.00	866.00	10,003.36
2027		14.18	0.00	11.82	0.00	93.42	0.00	1,104.17	0.00	240.00	78.40	0.00	785.78	10,220.61
2028		13.25	0.00	11.04	0.00	93.42	0.00	1,031.69	0.00	240.00	73.25	0.00	718 44	10,401.18

Rem.		174.52	0.00	145.43	0.00	93.42	0.00	13,586.04	0.00	7,239.02	964.61	0.00	5,382.42	801.98
Total	49.5	516.06	0.00	430.05	0.00	93.42	0.00	40,175.05	0.00	10,309.02	2,852.43	2,180.00	24,833.60	11,203.16
Ult.		516.07	0.00

Eco. Indicators
Return on Investment, (disc) :	7.335	Present Worth Profile (M$)
Return an Investment (undisc) :	12.392	PW	5.00%:	15,941.83	PW	20.00%:	6,481.34
Years to Payout :	2.62	PW	8.00%:	12,792.15	PW	30.00%:	4,231.66
Internal Rate of Return (%) :	>1000	PW	10.00%:	11,203.16	PW	40.00%:	2,966.68
		PW	12.00%:	9,903.08	PW	50.00%:	2,181.89
		PW	15.00%:	8,350.84	PW	60.00%:	1,662.07

TRC Standard Eco.rpt	3

Consultant

Kurt Mire, P.E. Senior Consultant – Reservoir Engineering/Project Management

Summary
Mr. Mire is a senior reservoir and production engineer with thirty (30) years of experience in E&P. This experience has been gained at major and independent oil companies and by projects done for Tier I consulting firms Ryder Scott Company and Netherland, Sewell & Associates. Domestic experience includes Louisiana, Texas, Gulf of Mexico, Mid-Continent, and Rocky Mountains. International experience includes Mexico, South America, Iraq, Trinidad, and Asia. He has proven skills in reservoir and production engineering, operations, reserves estimation, Monte Carlo simulation, nodal analysis, field studies, and property evaluations.

Experience- 30 years		Education
Mire & Associates, Inc., Houston	2004 – present	B.S., Petroleum Engineering
BP America, Houston	2001 – 2003	University of Louisiana at Lafayette, 1982
Independent Consultant, Lafayette, LA	1999 – 2001
Subsurface Consultants, Lafayette, LA	1993 – 1998
Black Gold Production Co., Hammond, LA	1991 – 1993
Independent Consultant Morgan City, LA	1988 – 1991
Texaco, Inc., Morgan City, LA	1983 – 1987